Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces Record Revenue of $21.4 Million for Second Quarter
2007

•                  Quarter over Quarter Revenue Growth of 66%

•                  Gross Profit Increased 54% to $5.7 Million Compared to Q2 2006

•                  Continued Gross Margin increase to 26.4%

Hatboro, PA (August 9, 2007) – InfoLogix, Inc. (OTCBB:IFLG), a leading technology provider of mobile enterprise solutions for the healthcare and commercial industries, today announced financial results for the second quarter ended June 30, 2007. The Company reported total revenue of $21.4 million, an increase of 40 percent as compared to $15.3 million in the comparable period 2006, and an increase of 66 percent compared to first quarter 2007 revenue of $12.9 million.

Key Operational Highlights

•                  Continued increase of gross margin performance quarter-over-quarter.

•                  Completed key intellectual property and customer support investments to capitalize on near- and mid-term growth opportunities, and to continue company’s stated strategy of acquiring service-based companies with synergistic technologies, services and expertise.

•                  Expanded the sales force to over 40 people to strategically increase product and service depth within existing customer accounts, while aggressively pursuing additional market share.

•                  Launched a proprietary Customer Care Portal Service for the commercial and healthcare markets that is already supporting over 1,500 unique customer locations and more than 10,000 managed assets.  The Portal maximizes the benefits of RFID technology to track large-scale mobile asset deployments, and provides a highly efficient method for accessing real-time service information and device history.

David T. Gulian, President and Chief Executive Officer of InfoLogix, stated, “We are extremely pleased with our financial growth and performance during the second quarter.  Both our healthcare and commercial sales channels continue to see rapid growth due to the expansion of our sales team and the increase of our overall product and solutions offerings. In addition, we have begun to recognize the effects of our intellectual property and services that will drive higher margins into 2008 among new and existing customers.  Our services are being well received by our clients and we will be working diligently to continue to grow our market share. We remain confident that we will achieve continued organic growth as we continue to consider accretive acquisitions.”

Second Quarter 2007 Financial Results

Revenue for the second quarter ended June 30, 2007 was $21.4 million compared to $15.3 million for the second quarter ended June 30, 2006.  The increase in revenue for the comparable periods was due to an increase in the number of mobile workstation solutions shipped, an increase in the number of third-party wireless hardware implementations delivered, and an increase in our managed services and help-desk solutions.

Gross margin increased to 26.4% for the second quarter of 2007 compared with 23.9% for the second quarter of 2006.  The increase in gross margin was the result of increased margins earned from mobile workstation hardware sales and increased sales volume of higher margin third-party warranty sales.

Selling, general and administrative expenses (SG&A) totaled $6.2 million for the second quarter of 2007 compared with $3.1 million for the second quarter of 2006.  The year-over-year increase in SG&A was the result of expanding the Company’s national sales force, an increase in administrative support staffing, higher professional fees associated with internal controls and compliance requirements, and stock based compensation expenses attributable to options and warrants issued to employees.

InfoLogix reported a net loss of $0.4 million, or $0.02 per share, for the second quarter of 2007, compared to net income of $0.4 million or $0.03 per basic and diluted share for the second quarter of 2006.

At June 30, 2007, InfoLogix had cash and cash equivalents totaling $10.5 million, working capital of $10.2 million (including $6.0 million due under an asset-based line of credit), long-term debt of $1.3 million, and stockholders’ equity of $16.9 million.

Mr. Gulian, concluded, “During the remainder of 2007 we will continue to execute on our strategic growth plan as we focus on reaching profitability. The management team believes that we will continue to increase our sales and expand our customer base throughout 2007 and beyond. We provide our solutions to 20% of the hospitals in the United States and will be looking to continue to increase our market penetration.  Lastly, we are pleased with the increase in our margins as we continue to increase sales in our mobile solutions product segment.”

Conference Call and Webcast

President and Chief Executive Officer David Gulian and Chief Financial Officer Jay Roberts will hold a conference call with the financial community today at 5:00 p.m. Eastern to review the second quarter financial results and provide an update on business developments.

Interested parties may participate in the conference call by dialing 800-366-3908 (or 303-262-2004 for international callers).  When prompted, ask for the “InfoLogix Investor Conference Call.”  A telephonic replay of the conference call may be accessed approximately two hours after the call through August 17, 2007, by dialing 800-405-2236 (or 303-590-3000 for international callers) and entering the replay access code 11089523#.

The conference call will be webcast simultaneously on the InfoLogix website at www.infologixsys.com under Investors: Event Calendar.  The webcast replay will be archived for 12 months.

About InfoLogix

As a leading provider of mobile intelligence solutions, InfoLogix uses the industry’s most advanced wireless information technology to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides strategic consulting, business applications, wireless device and infrastructure, connectivity, and mobile managed services solutions to Fortune 1000 and healthcare clients including Kraft Foods, Merck and Company, General Electric, News America Corporation, Mercedes Benz, Kaiser Permanente, Adventist Health, Universal Health Services, and Stanford School of Medicine.  Founded in 2001, and headquartered in suburban Philadelphia, PA, InfoLogix has been named the sixth fastest growing new business in the United States for the last three years by Entrepreneur Magazine.  InfoLogix is a publicly-traded company (OTCBB:  IFLG).  For more information, visit www.infologixsys.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including those described in our Annual Report on Form 10-K for the year ended December 31, 2006 and other filings we make with the Securities and Exchange Commission. Actual results could differ materially from those suggested by the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect new information events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:

Jay Roberts	Thomas P. Walsh
Chief Financial Officer	Alliance Advisors
215-604-0691 x1102	212-398-3486

-  financial tables to follow –

INFOLOGIX, INC.

Consolidated Balance Sheets

	(Unaudited)
	June 30, 2007	December 31, 2006
ASSETS
Currents assets:
Cash and cash equivalents	$10,539,626	$12,882,044
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $135,600 and $120,000)	14,226,943	11,797,265
Finished goods inventory, net	2,380,477	2,227,201
Prepaid expenses and other current assets	863,685	906,793
Deferred tax assets	116,847	311,478
Total current assets	28,055,578	28,124,781

Property and equipment, net	1,386,931	1,440,338
Intangible assets, net	4,198,252	871,976
Deferred tax assets	2,500,134	1,375,486

Total assets	$36,140,895	$31,812,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,866,163	$6,584,489
Line of credit	5,966,240	5,954,672
Current portion of notes payable – bank	902,029	833,333
Current portion of capital lease obligations	98,072	116,973
Sales tax payable	314,298	342,064
Accrued expenses	1,712,865	767,967
Total current liabilities	17,859,667	14,599,498

Notes payable - bank, net of current maturities	1,275,295	1,194,445
Capital lease obligations, net of current maturities	65,364	130,378
Total liabilities	19,200,326	15,924,321

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 24,133,823 shares	241	236
Additional paid in capital	20,322,371	17,802,373
Accumulated deficit	(3,382,043)	(1,914,349)
Total stockholders’ equity	16,940,569	15,888,260

Total liabilities and stockholders’ equity	$36,140,895	$31,812,581

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$21,410,162	$15,331,674	$34,287,835	$28,385,648

Cost of Revenues	15,755,748	11,661,643	25,292,733	21,423,082

Gross profit	5,654,414	3,670,031	8,995,102	6,962,566

Selling, general and administrative expenses	6,197,537	3,118,744	11,374,570	6,180,716

Operating (loss) income	(543,123)	551,287	(2,379,468)	781,850

Interest income	133,585	—	291,996	—
Interest expense	(178,745)	(153,031)	(310,240)	(291,299

Income (loss) before income tax benefit	(588,283)	398,256	(2,397,712)	490,551

Income tax benefit	220,918	—	930,018	—

Net (loss) income	$(367,365)	$398,256	$(1,467,694)	490,551

(Loss) earnings per share:
Basic	$(0.02)	$0.03	$(0.06)	$0.03
Diluted	$(0.02)	$0.03	$(0.06)	$0.03

Weighted average shares outstanding:
Basic	24,039,991	12,500,000	23,817,827	12,500,000
Diluted	24,039,991	12,500,000	23,817,827	12,500,000

INFOLOGIX, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2007	2006
Operating activities:
Net income (loss)	$(1,467,694)	$490,551
Adjustments to reconcile net income (loss) to operating cash flow:
Depreciation and amortization	710,675	545,293
Allowance for doubtful accounts receivable	44,561	—
Share based compensation	500,002	—
Deferred income tax benefit	(930,018)	—
Loss on sale of property and equipment, net	10,082	—
Inventory obsolescence	215,000	—
Changes in:
Accounts receivable	(2,474,237)	(1,269,790)
Finished goods inventory	(296,276)	68,380
Prepaid expenses & other current assets	43,108	(410,020)
Accounts payable	2,281,670	(940,998)
Sales tax payable	(27,766)	66,386
Accrued expenses	944,899	341,564
Deferred revenue	—	(144,175)
Net cash used in operating activities	(445,994)	(1,252,809)

Investing activities:
Acquisition of property, equipment and intangibles	(1,473,623)	(605,954)
Net cash used in investing activities	(1,473,623)	(605,954)

Financing activities:
Proceeds from long-term debt	—	1,500,000
Repayment of long-term debt & capital leases	(434,369)	(796,582)
Dividends paid to stockholders	—	(649,346)
Net borrowings (repayments) from line of credit	11,568	1,823,831
Net cash provided (used) by financing activities	(422,801)	1,877,903

Net change in cash and cash equivalents	(2,342,418)	19,140

Cash and cash equivalents at beginning of year	12,882,044	447,901

Cash and cash equivalents at end of quarter	$10,539,626	$467,041

Noncash investing and financing activities.
Issued 400,000 shares of common stock as part of patent purchase	$1,520,000
Issued 138,160 shares of common stock as part of asset acquisition	500,000
$500,000 plus interest due over 72 months as part of asset acquisition	500,000